As filed with the Securities and Exchange Commission on June 8, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

VISX, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	06-1161793
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3400 Central Expressway
Santa Clara, California 95051
(Address of principal executive offices)

2000 Stock Plan
(Full title of the plan)

Elizabeth H. Dávila
Chief Executive Officer
VISX, INCORPORATED
3400 Central Expressway
Santa Clara, California 95051
(408) 733-2020
(Name, address, and telephone number, including area code, of agent for service)

Copies to:
Page Mailliard, Esq.
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
650-493-9300

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price	Aggregate	Amount of
Title of Securities to be Registered	Registered (1)	Per Share	Offering Price	Registration Fee
Common Stock, $.01 par value: Issuable pursuant to outstanding options under the 2000 Stock Plan	1,405,533 shares	$20.26628 (2)	$28,484,925.33	$3,609.04
Common Stock, $.01 par value: Reserved for future issuance under the 2000 Stock Plan	1,894,467 shares	$23.60 (3)	$44,709,421.20	$5,664.68

Total:	3,300,000shares		$73,194,346.53	$9,273.72

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based upon the weighted average exercise price for outstanding options granted pursuant to the Registrant’s 2000 Stock Plan.

(3)	Estimated in accordance with Rule 457(c) under the Securities Act, solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices per share of the Registrant’s Common Stock as reported on the New York Stock Exchange on June 4, 2004, which was $23.60 per share.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents previously filed by VISX, Incorporated (the “Registrant”) with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004.

(c)	The description of the Registrant’s Common Stock to be offered hereby is contained in the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on May 1, 2001 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

     All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

     The documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. The Registrant’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks identified in the respective documents incorporated by reference.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     The Registrant has adopted provisions in its Certificate of Incorporation that eliminate the personal liability of its directors and officers for monetary damages arising from a breach of their fiduciary duties in certain circumstances to the fullest extent permitted by law and authorizes the Registrant to indemnify its directors and officers to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Registrant’s Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of Delaware, including circumstances in which indemnification is otherwise discretionary under Delaware law. Section 145 of the General Corporation Law of Delaware provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for certain liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933. The Registrant has entered into indemnification agreements to such effect with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of Delaware. The indemnification agreements may require the Registrant, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The form of such indemnification agreement has been approved by the Registrant’s stockholders.

Item 7. Exemption From Registration Claimed

     Not applicable.

Item 8. Exhibits

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of securities being registered.

10.1	2000 Stock Plan.

23.1	Consent of KPMG LLP, Independent Auditors.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, (Included in Exhibit 5.1).

24.1	Power of Attorney (See Page 4).

Item 9. Undertakings

     (a) Rule 415 Offering. The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Filings incorporating subsequent Exchange Act documents by reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Request for acceleration of effective date or filing of registration statement on Form S-8. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on June 4, 2004.

VISX, INCORPORATED
By:	/s/ Elizabeth H. Dávila
Elizabeth H. Dávila
Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Elizabeth H. Dávila and John F. Runkel, Jr., and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Elizabeth H. Dávila	Chairman of the Board and Chief
Executive Officer (Principal Executive
Elizabeth H. Dávila	Officer)	June 4, 2004

/s/ Derek A. Bertocci	Senior Vice President and Chief
Financial Officer (Principal Financial
Derek A. Bertocci	Officer)	June 7, 2004

/s/ Martyn J. Webster	Controller (Principal Accounting Officer)	June 4, 2004
Martyn J. Webster

	Director	June , 2004
Laureen De Buono

/s/ Glendon E. French	Director	June 7, 2004
Glendon E. French

/s/ John W. Galiardo	Director	June 7, 2004
John W. Galiardo

Signature	Title	Date

/s/ Jay T. Holmes	Director	June 7, 2004
Jay T. Holmes

	Director	June , 2004
Gary S. Petersmeyer

	Director	June , 2004
Richard B. Sayford

VISX, INCORPORATED

REGISTRATION STATEMENT ON FORM S-8

EXHIBIT INDEX

Exhibit
Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of securities being registered.

10.1	2000 Stock Plan.

23.1	Consent of KPMG LLP, Independent Auditors.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, (Included in Exhibit 5.1).

24.1	Power of Attorney (See Page 4).